For Immediate Release

Contact:

Dennis Craven (Company) Jerry Daly or Carol McCune

Chief Financial Officer Daly Gray (Media)

(561) 227-1302 (703) 435-6293

Innkeepers USA Trust Announces 2006 Dividend Allocation

PALM BEACH, Fla., January 30, 2007-Innkeepers USA Trust (NYSE: KPA), a hotel real estate investment trust (REIT) and a leading owner of upscale, extended-stay hotel properties throughout the United States, today announced the characterization of dividends declared in 2006 for income tax reporting purposes.

Common share dividend characterization:

Type of Dividend	Declaration Date	Record Date	Payment Date	Common Dividend Per Share	Common Share Ordinary Income	Common Share Return of Capital
Regular	02/02/06	03/31/06	04/25/06	$0.15	$0.1419	$0.0081
Regular	05/02/06	06/30/06	07/25/06	0.15	0.1419	0.0081
Regular	08/30/06	09/29/06	10/31/06	0.20	0.1892	0.0108
Regular	12/14/06	12/29/06	01/30/07	0.23	0.2175	0.0125
				$0.73	$0.6905	$0.0395

Series C cumulative preferred share dividend characterization:

Type of Dividend	Declaration Date	Record Date	Payment Date	Series C Cum. Pfd. Dividend Per Share	Series C Cum. Pfd. Ordinary Income
Regular	02/02/06	03/31/06	04/25/06	$0.50	$0.50
Regular	05/02/06	06/30/06	07/25/06	0.50	0.50
Regular	08/30/06	09/29/06	10/31/06	0.50	0.50
Regular	12/14/06	12/29/06	01/30/07	0.50	0.50
				$2.00	$2.00

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No portion of the dividends declared in 2006 represented foreign taxes or capital gains. None of the common dividends paid by the company were qualified dividends. The CUSIP number for Innkeepers USA Trust common shares is 4576JO 10 4; the CUSIP number for the Series C cumulative preferred shares is 4576JO 40 1.

Registered holders of Innkeepers USA Trust common and cumulative preferred shares who received any of the dividends specified in the tables above will receive an Internal Revenue Service (IRS) Form 1099-DIV from Computershare Investor Services, L.L.C., the company's dividend paying agent. The Form 1099-DIV will report the dividends paid with respect to 2006. Shareholders whose shares are held in "street name" will receive an IRS form from the bank, brokerage firm, or other nominee holding their shares.

The regular common share dividend and regular cumulative preferred share dividend declared on December 14, 2006 for shareholders of record as of December 29, 2006, and payable on January 30, 2007, will be reported on shareholders' year 2006 Form 1099.

The information in the tables above will be necessary in order to properly report the company's dividends on your federal income tax return. The laws governing state taxation of REIT distributions may vary, and may not be the same as those governing your federal income taxes. The company cannot advise shareholders on how distributions should be reported on their individual tax returns because federal and state tax laws affect individuals differently.

Innkeepers USA Trust owns or is invested in 76 hotels with a total of 10,259 suites or rooms in 21 states and Washington, D.C., and focuses on acquiring or developing premium-branded upscale extended-stay and select-service hotels, the core of the company's portfolio;

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selected full-service hotels; and turn-around opportunities for hotels that operate under or can be converted to the industry's leading brands. For more information about Innkeepers USA Trust, visit the company's web site at www.innkeepersusa.com.

This press release, and other publicly available information on the Company, includes forward looking statements within the meaning of federal securities law. These statements include terms such as "should", "may", "believe" and "estimate", or assumptions, estimates or forecasts about future hotel and Company performance and results, and the Company's future need for capital. Such statements should not be relied on because they involve risks that could cause actual results to differ materially from the Company's expectations when such statements are made. Some of these risks are set forth in reports filed from time to time with the SEC and include, without limitation, (i) the operational risks of the hotel business (including decreasing hotel revenues and increasing hotel expenses), (ii) risks that war, terrorism or similar activities, widespread health alerts, disruption in oil imports or higher oil prices, or changes in domestic or international political environments negatively affect the travel industry and the company, (iii) risk of declines in the performance and prospects of businesses and industries (e.g., technology, automotive, aerospace, pharmaceuticals) that are important hotel demand generators in the company's key markets (e.g. the Silicon Valley, CA, Northern NJ, Washington,

DC, etc.), (iv) risk that poor, declining and/or uncertain international, national, regional and/or local economic conditions will, among other things, negatively affect demand for the company's hotel rooms and the availability and terms of financing, (v) risk that the company's ability to maintain its properties in competitive condition becomes prohibitively expensive, (vi) risk that pricing in the hotel acquisition market becomes prohibitively expensive or non-financeable and that potential acquisitions or developments do not perform in accordance with expectations, (vii) risk that the Company may invest in hotels of a size or nature (e.g., upscale full service or resort) different than those it has focused on historically (e.g., upscale extended-stay, and mid-scale limited service); (viii) risks that the company may be uninsured or underinsured against property, casualty or other risks that may negatively affect its properties, or business, including but not limited to earthquakes or hurricanes; (ix) risks related to an increasing focus on development, including permitting risks, increasing the proportion of Company assets not producing revenue at a given time and risks that projects cost more, take longer to complete or do not perform as anticipated; (x) changes in travel patterns or the prevailing means of commerce (i.e., e-commerce) may reduce demand for hotels in general or the Company's hotels in particular, (xi) the complex tax rules that the company must satisfy to qualify as a REIT and the potentially severe consequences of failing to satisfy such requirements, and (xii) governmental regulation that may increase the company's cost of doing business or otherwise negatively effect its business or its attractiveness as an investment and create risk of liability for non-compliance (e.g., changes in laws affecting wages, taxes or dividends, compliance with building codes, compliance with the Americans with Disabilities Act, workers compensation law

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changes, the Sarbanes-Oxley law, etc.). The Company undertakes no obligation to update any forward looking statement to reflect actual results, changes in the Company's expectation, or for any other reason.